SEARCHLIGHT MINERALS CORP. PROVIDES METALLURGICAL TESTING
RESULTS AND PROJECT UPDATES

HENDERSON, NV (August 20, 2007) Searchlight Minerals Corp. (OTC BB: SRCH) (the "Company"), today announced that it has received metallurgical testing results conducted by its independent mining consultants, Arrakis, Inc ("Arrakis"), on chain-of-custody samples collected from the Company's Searchlight Gold Project in southern Nevada. Also, the Company is providing a status report on its Clarkdale Slag Project.

Searchlight Gold Project

The Company has received a report from Arrakis outlining the results and analysis of the metallurgical testing it has completed on behalf of the Company over the past six months. Following the results reported by the Company on January 29, 2007, indicating a significant presence of gold based on surface sampling, the Company engaged Arrakis to perform additional metallurgical testing on chain-of-custody samples taken from the Company’s 3200 acre project site near Searchlight, Nevada. In particular, the Company was looking to identify a repeatable analytical protocol for precious metal content in small samples and a commercial-scale protocol appropriate for large bulk samples that could be scaled to mine-sized production.

Results from Arrakis indicate that although the material on the project site appears to be refractory, “microwave digestion” has provided consistent results on small size samples, indicating that this would be a reliable analytical protocol. On large bulk samples, “autoclave” technology appears to be the most consistent and reliable extraction protocol to leach gold into solution and could be scaled to commercial-sized production. Optimizing the recovery of gold from solution in the autoclave process, however, has yet to be completed. While other analytical and extraction methods were evaluated, they did not appear to be as consistent and reliable as the aforementioned metallurgical protocols.

“Initial and subsequent surface sampling of the Searchlight property have consistently revealed in-situ grades of 0.3 to 0.4 opt (ounces per ton) over a very wide surface area,” observed James Murray, President of Arrakis, Inc. “While these are surface samples only and therefore cannot be used to extrapolate the depth or areal extent of the resource, it would be a very unusual deposit that did not also have significant mineralization at depth.”

“We are very pleased with the advancements made on the metallurgical program at our Searchlight Gold Project,” stated Ian McNeil, Chief Executive Officer and President of Searchlight Minerals Corp. “While metallurgical optimization testing will continue, we believe our progress is sufficient to begin an 18-hole drilling program this fall. This drilling program will be the next major milestone in analyzing the project’s feasibility.”

Clarkdale Slag Project

As previously reported by the Company on May 22, 2007, tonnage and grade estimates of the slag pile were reported as approximately 20 million tons of slag and 0.50 opt gold, 0.10 opt silver, 0.34% copper, 2.46% zinc and 33.15% iron.

Over the past six months, significant progress has been made on the development of the Clarkdale Slag Project. In particular, advancements in the building construction and the site remediation program are continuing without interruption. The Company has also hired a number of employees, including a full-time Operations Manager with over 25 years of mining industry experience. Also, many of the purchase orders have been issued for the processing equipment to be utilized in the first module of production.

“Progress at the Clarkdale Slag Project continues at a pace consistent with management’s expectations. We have an incredibly skillful team of employees, consultants and contractors working on our Clarkdale Project” reported Mr. McNeil. “We look to continue the forward momentum on the project including completion of the building construction, implementation of the processing equipment and ultimately the feasibility of the first module of production.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, AZ, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol "SRCH". For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at: Ph: (702) 939-5247, Fax: (702) 939-5249, email: ir@searchlightminerals.com

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could," "plan", "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company's limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, and other statements that are not historical facts as disclosed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB filing with the SEC and elsewhere in the Company's periodic filings with securities regulators in the United States. Copies of the Company's periodic reports are available on the SEC's website at www.sec.gov.